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Exhibit 32.1

         Pursuant to 18 USC ss.1350, the undersigned officer of The St. Joe Company (the "Company") hereby certifies that the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



                              /s/ Peter S. Rummell
                             -----------------------
                             Peter S. Rummell
                             Chief Executive Officer

Dated: March 12, 2004

         The foregoing certificate is being furnished solely pursuant to 18 USC ss.1350 and is not being filed as part of the Report or as a separate disclosure document.









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